Exhibit 99.1

         PDI, Inc. Announces Notice of Termination of Novartis Contract

          Reiterates 2004 guidance of $1.15 to $1.25 earnings per share

Upper Saddle River, NJ-- (February 18, 2004) PDI, Inc. (NASDAQ: PDII), a healthcare sales and marketing company, today announced that it has received notification from Novartis Pharmaceuticals Corporation, the U.S. pharmaceuticals affiliate of Novartis AG, that it will be terminating its sales program in support of Diovan(R) and Lotrel(R). The program, comprised of approximately 300 representatives, will terminate on March 16, 2004.

PDI stated that it has taken steps to make the company more flexible and better able to react to sudden contract terminations. As a result, the company has improved its ability to reduce the impact of such events on its overall business. Due to its ability to reduce expenses related to this field sales team and to postpone certain discretionary spending initiatives, PDI is maintaining its previous earnings per share guidance of $1.15 to $1.25 for 2004.

Steven K. Budd, President of PDI's Global Sales and Marketing Services Group, said, "Novartis' decision to end our fee for service agreement is not a function of performance related issues. We are proud of the contributions we have made to Novartis over the last three years, and look forward to working with them again in the future." About PDI

PDI, a premier healthcare sales and marketing company, provides strategic alternatives to the portfolio challenges of biopharmaceutical and medical device and diagnostics manufacturers. Focusing on two core businesses, sales and marketing services and product commercialization, PDI leverages its expertise and commercial infrastructure to maximize profitable brand growth. Manufacturers choose the relationship which best meets their strategic and financial objectives, ranging from individual or bundled service agreements to broader commercial partnerships.

For more information, visit the Company's website at www.pdi-inc.com.

This press release contains forward-looking statements. Investors are cautioned that these forward-looking statements are subject to numerous risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Please see the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2002, and PDI's periodic reports on Forms 10-Q and 8-K filed with the Securities and Exchange Commission since January 1, 2003. The forward looking-statements in this press release are based upon management's reasonable belief as of the date hereof. PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.